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Exhibit 99.1

Contacts:	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Stephanie Tomei Public Relations Manager +1 (408) 789-4234 stomei@accuray.com

Accuray Postpones Release of First Quarter Fiscal 2009 Results

Conference Call to be Rescheduled

SUNNYVALE, Calif., November 6, 2008—Accuray Incorporated (Nasdaq: ARAY), a global leader in the field of radiosurgery, announced today that in conjunction with its independent auditors and legal advisors, the Company is further reviewing financial results for the first quarter of fiscal 2009, ended September 27, 2008.

In response to allegations by a former employee of possible improprieties in handling and accounting for certain inventory items, the Company has commenced an internal investigation into the allegations, using an independent external investigator. The internal investigation is not yet complete, and as a result the Company is not able to release its financial results for the fiscal quarter ended September 27, 2008. In addition, the Company will not be able to file its Quarterly Report on Form 10-Q today, the date on which such filing is due. The Company expects to file a Notice of Late Filing on Form 12b-25 with the SEC tomorrow.

Upon conclusion of the investigation, Accuray will file its Form 10-Q and announce first quarter of fiscal 2009 results.

About the CyberKnife® Robotic Radiosurgery System
The CyberKnife Robotic Radiosurgery System is the world's only robotic radiosurgery system designed to treat tumors anywhere in the body non-invasively. Using continual image guidance technology and computer controlled robotic mobility, the CyberKnife System automatically tracks, detects and corrects for tumor and patient movement in real-time throughout the treatment. This enables the CyberKnife System to deliver high-dose radiation with pinpoint precision, which minimizes damage to surrounding healthy tissue and eliminates the need for invasive head or body stabilization frames.

About Accuray
Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is a global leader in the field of radiosurgery dedicated to providing an improved quality of life and a non-surgical treatment option for those diagnosed with cancer. Accuray develops and markets the CyberKnife Robotic Radiosurgery System, which extends the benefits of radiosurgery to include extracranial tumors, including those in the spine, lung, prostate, liver and pancreas. To date, the CyberKnife System has been used to treat more than 50,000 patients worldwide and currently 145 systems have been installed in leading hospitals in the Americas, Europe and Asia. For more information, please visit www.accuray.com.

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  Exhibit 99.1